Exhibit 99.3

KOPIN CORPORATION

Phantom Share Agreement

Grantee:	John C.C. Fan

Date of Grant:	September 12, 2011

Phantom Share:	380,000 shares of Common Stock of the Company (the “Common Stock”)

Expiration Date:	September 12, 2016

1. Notice of Grant. Subject to the terms and conditions of this Phantom Share Agreement (this “Agreement”), the Grantee is hereby granted the right to receive cash equal to the Market Value of the number of Phantom Shares written above (the “Phantom Shares”) of Kopin Corporation (together with its Affiliates, the “Company”). This Agreement has been entered into under the general authority of the Board and, in particular, not pursuant to the Company’s 2010 Equity Incentive Plan (the “2010 Plan”). For convenience only, capitalized terms used in this Agreement but not defined herein shall have the same meaning as is given such terms under the 2010 Plan as in effect as of the Date of Grant. The number of Phantom Shares subject to this Agreement shall be subject to any adjustment to the Common Stock, including any shares of stock or other securities issued in respect of or replacement for the Common Stock as a result of any stock dividend, stock split, and any other actions and events as provided in the 2010 Plan on the same basis as if this Agreement were the grant of an Award under the 2010 Plan.

2. Vesting of Phantom Shares. Initially all of the Phantom Shares shall be unvested. Notwithstanding anything to the contrary in Section 9 of the Grantee’s Seventh Amended and Restated Employment Agreement dated December 8, 2010, as amended from time to time (the “Employment Agreement”), the Phantom Shares shall become fully vested solely upon the earliest to occur of the following events:

(a) At the end of the first ten (10) consecutive trading day period following the date hereof during which the Common Stock’s closing price, as quoted on Nasdaq Global Market (or on such other exchange as such shares may be traded), is at least $5.25 on each such day in such ten (10) day period, as adjusted for stock splits, stock dividends and any other actions and events as provided in the 2010 Plan;

(b) On the occurrence of a Change of Control;

(c) The termination by the Company of the Grantee’s employment with the Company without “Cause” (as defined in the Employment Agreement);

(d) The resignation by the Grantee of his employment with the Company in circumstances constituting an involuntary separation from service within the meaning of Treas. Reg. 1.409A-1(n)(2)(ii); and

(e) The termination of the Grantee’s employment due to his death.

All Phantom Shares that are not vested on the earlier of (i) the Expiration Date or (ii) termination of your employment with the Company for any reason except as provided in clauses (c), (d) and (e) above (including without limitation termination on account of disability, or retirement), shall be automatically cancelled and forfeited without consideration. Notwithstanding the foregoing, the Committee may, when it finds that a waiver would be in the best interests of the Company, waive in whole or in part any or all remaining restrictions with respect to such Participant’s Phantom Shares, provided, however, if the Phantom Shares are intended to qualify as performance based compensation under Section 162(m) of the Code, such waiver may be only upon a termination due to death or disability or a Change of Control of the Company or such other event permitted by Section 162(m) of the Code.

3. Payment/Certificates. Upon vesting of the Phantom Shares, subject to Paragraph 6 below, the Company shall cause to be paid to the Grantee an amount in cash equal to the Market Value of the shares that would otherwise be issued to the Grantee in cancellation of the Phantom Shares that have vested; provided, however, that in no event shall such payment be made prior to the first day such payment would not be subject to the additional tax imposed by Section 409A of the Code.

4. Assignability; Funding. The Grantee’s rights hereunder may not be assigned, alienate, encumbered or otherwise anticipated, whether voluntarily or by operation of law, at any time or in any respect. The Company shall have no obligation to fund or otherwise set aside any of its assets in anticipation of its obligations hereunder, and at no time shall the Grantee’s right to payment hereunder be greater than any other unsecured creditor of the Company. The Company may assign its obligations hereunder at any time by written notice to the Grantee in connection with any Change of Control. Any other assignment by the Company shall require the prior written consent of the Grantee, which shall not be unreasonably withheld or delayed.

5. Entire Agreement; Governing Law. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes in their entirety all prior undertakings and agreements of the Company and the Grantee with respect to the subject matter hereof. This Agreement is governed by the internal substantive laws, but not the choice of law rules, of the Commonwealth of Massachusetts.

6. Withholding of Tax. Any amounts payable pursuant to this Award shall be paid net of all applicable tax and other legally required withholdings. To the extent that the grant or vesting of a Phantom Share results in the receipt of compensation by the Grantee with respect to which the Company or an Affiliate has a tax withholding obligation pursuant to applicable law, unless other arrangements have been made by the Grantee that are acceptable to the Company or such Affiliate, which, with the consent of the Committee, may include withholding a number of Phantom Shares, or their cash equivalent, that would otherwise be delivered on vesting that have an aggregate Market Value that does not exceed the amount of taxes to be withheld, the Grantee shall deliver to the Company or the Affiliate such amount of money as the Company or the Subsidiary may require to meet its withholding obligations under such applicable law. No delivery of Phantom Shares shall be made under this Agreement until the Grantee have paid or made arrangements approved by the Company or the Affiliate to satisfy in full the applicable tax withholding requirements of the Company or the Affiliate.

7. No Effect on Employment. Except as otherwise provided under the Employment Agreement, nothing in this Agreement shall confer upon the Grantee any right to continued employment by the Company or shall interfere with or restrict in any way the rights of the Company, which are hereby expressly reserved, to terminate the employment of the Grantee at any time for any reason whatsoever, with or without good cause.

8. No Rights of Stockholder. The Grantee shall not have any of the rights or privileges of a stockholder of the Company in respect of any of the Phantom Shares covered by this Agreement.

9. Amendment. Except as provided below, this Agreement may not be modified in any respect by any oral statement, representation or agreement by any employee, officer, or representative of the Company or by any written agreement unless signed by the Grantee and by an officer of the Company who is expressly authorized by the Company to execute such document. Notwithstanding anything in this Agreement to the contrary, if the Committee determines that the terms of this grant do not, in whole or in part, satisfy the requirements of Section 409A of the Code, the Committee, in its sole discretion, may unilaterally modify this Agreement in such manner as it deems appropriate to comply with such section and any regulations or guidance issued thereunder.

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IN WITNESS WHEREOF, this Phantom Share Agreement has been executed by the Company, by its duly authorized officer, and by the Grantee, as of the date first above written.

KOPIN CORPORATION

By:
	Name:	Richard A. Sneider
	Title:	Chief Financial Officer

EMPLOYEE

Name:		John C.C. Fan